EXHIBIT 99.1

[LOGO]  Mellon

News Release

Contact: Ken Herz	Corporate Affairs
(412) 234-0850	One Mellon Center
herz.kb@mellon.com	Pittsburgh, PA 15258-0001
_______________________________________________________________________________________________________________________________________ FOR IMMEDIATE RELEASE

       DAVID F. LAMERE NAMED A VICE CHAIRMAN OF MELLON FINANCIAL CORPORATION

PITTSBURGH, September 17, 2001—Mellon Financial Corporation announced today that David F. Lamere has been named a vice chairman of Mellon Financial Corporation by the Corporation's board of directors. This follows the recent announcement that Lamere was named to Mellon's Executive Management Group, the most senior management body, which sets corporate strategies and policies and oversees day-to-day operations. Lamere heads Mellon's private client services, which consist of Mellon Private Asset Management, Private Banking, Private Mortgage and Mellon United National Bank.

                "This decision by the board underscores Dave's achievements as well as the increased focus on our private client businesses and the depth of our management team," said Martin G. McGuinn, Mellon chairman and chief executive officer.

                Lamere is responsible for coordinating all of Mellon's nationally recognized investment, wealth management and private banking services for high net worth individuals and families, family offices, endowments, foundations and charitable gift programs. Lamere, who is based in Boston, remains chairman and chief executive officer of Mellon New England.

                Lamere came to Mellon in 1993 with its acquisition of The Boston Company, where he held several senior management positions. He was also president of the Shearson Lehman Trust Company.

                Lamere is a director on the boards of Laurel Capital Advisors LLP, Mellon United National Bank and Newton Investment Management Limited, London. In addition, he is chairman of the board for Mellon Trust of New York, Mellon Trust of California and Mellon Private Trust Company, National Association. He also is on the Board of Trustees of the New England Aquarium and is a member of the Massachusetts Business Roundtable. He earned a bachelor's degree in finance from Babson College.

                Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world's leading providers of asset management, trust, custody, benefits consulting services and administration, and shareholder services, and offers a comprehensive array of financial services for affluent individuals and corporations. Mellon has more than $2.8 trillion in assets under management, administration or custody, including more than $585 billion under management. Its asset management companies include The Dreyfus Corporation and Newton Investment Management Limited (U.K.).

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